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                          EXCLUSIVE LICENSE AGREEMENT

      This Exclusive License Agreement ("Agreement") is effective as of June 23, 2000 (the "Effective Date"), by and between United Therapeutics Corporation, a Delaware corporation, having an address at 68 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, USA ("UT"), and Toray Industries, Inc., a Japanese corporation, having an address at 2-1, Nihonbashi-Muromachi 2-chome, Chou-ku, Tokyo 103-8666, Japan ("Toray").

      WHEREAS, Toray owns all right, title and interest in certain patent rights, trademark and the right to use certain know-how relating to the Product (as herein defined) in the Territory (as herein defined);

      WHEREAS, Toray granted UT an exclusive license of patent rights, trademark and know-how in order to develop, use and sell the immediate release formulation of TRK-100 (Beraprost Sodium) within the Territory for use in treatment of Pulmonary Vascular Disease including Pulmonary Hypertension and Peripheral Vascular Disease under the Exclusive License Agreement dated September 16, 1998 and the Exclusive License Agreement dated March 15, 1999 respectively.

      WHEREAS, UT also desires to obtain an exclusive license of such patent rights, trademark and know-how in order to develop, use and sell the Product within the Territory for use in treatment of the Indication (as herein defined); and

      WHEREAS, Toray is willing to grant such an exclusive license to UT according to the terms and conditions herein below.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth in this Agreement, the parties to this Agreement mutually agree as follows.

1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

      a. "Affiliate" means any corporation or non-corporate entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation, or (1) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (2) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

      b.    "Dollars" or "$" means United States dollars.

      c. "FDA" means the United States Food and Drug Administration or any successor entity.

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      d.    "Indication" means Vascular Disease including, without limitation, cardiovascular disease.

      e. "Improvements" means modifications, variations and revisions of the Know-How as well as all processes, machines, manufactures or compositions of matter directly pertaining to the Patent Rights.

      f. "Patent Rights" means all domestic and foreign patents and patent applications regarding sustained release formulation of TRK-100 (Beraprost Sodium) listed in Appendix A attached hereto and made a part hereof, and any Improvements, extensions, continuations, continuations-in-part, divisions, substitutions, foreign equivalents, renewals, modifications, variations, new models, or reissues thereof, as well as all processes, machines, manufactures or compositions of matter directly pertaining to the patents which come into existence during the term of this Agreement.

      g. "Know-How" means all technical information and data, including but not limited to ideas, concepts, methods, procedures, processes, compounds, inventions, discoveries, whether or not patentable, which are owned by Toray, or which Toray has the right to use and license as of the Effective Date and which relates to the Product and its use as described in the claims of the patents and patent applications listed in Appendix A attached hereto and made a part hereof, or any other patents or patent applications comprising the Patent Rights.

      h. "Trademark" means the trademark selected by both parties and registered by Toray for the Product in accordance with Section 6.b.

      i. "Product" means sustained release oral formulation of TRK-100 (Beraprost Sodium).

      j. "Licensed Technology" means, collectively, the Product, the Patent Rights, the Trademark, the Know-How and the Improvements.

      k. "Formulation Royalty and Cost" means both (1) the required payment to any Third Party which owns know-how and patents for formulating the Product, in consideration of utilizing such know-how and patents for the Product, and
(2) the payment for manufacturing cost of the Product by such Third Party.

      l. "Net Sales", with respect to any Product, means the gross sales (i.e., gross invoice prices) of such Product billed by UT or its distributor to final wholesaler or, if and when UT or its distributor sells the Product directly to hospital, clinic, HMO (Hospital Management Organization) or other end users (hereinafter collectively referred to as the "End Users", and final wholesaler or the End Users, as the case may be, being hereinafter refereed to the "Third Party Customers"), the gross sales of such Product billed by UT or its distributor to the End Users, less: (1) actual credited allowances to the Third Party Customers for spoiled, damaged, out dated and returned Product and for retroactive price reductions in lieu

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

of returned Product; (2) customary trade and cash discount, to the extent such trade and cash discounts are not deducted by UT at the time of invoice in order to arrive at the gross invoice prices; (3) all transportation, packaging, handling and insurance charges, sales taxes, excise taxes, use taxes or import/export duties actually paid; (4) any tax or other government charge on the sale, transportation, or delivery of Product; and (5) all other invoiced allowances and adjustments actually credited the Third Party Customers including, but not limited to, rebates paid to the Third Party Customers, whether during the specific royalty period or not. All the deduction shall be reasonable, customary and certified with evidence. In this Section 1.k, final wholesaler means the firm, corporation or individual which sells Product directly to the End Users.

      m. "NDA" means a New Drug Application or any equivalent successor application.

      n. "Registration" means, in relation to any Product, such approvals by government authorities as may be legally required before such Product may be commercialized in the Territory.

      o.    "Territory" means the United States of America and Canada.

      p.    "Third Party" means any party other than UT and Toray .

      q. "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

      r.    "IND" means Investigational New Drug.

      s. "Other Product" means non-sustained release formulation (including, but not limited to, oral and dermal) of TRK-100 (Beraprost Sodium).

      t. "Sales Year" means each calendar year in and after starting to sell the Product commercially.

2.    GRANT OF EXCLUSIVE LICENSE.

      a. Grant. Toray hereby grants to UT an exclusive license, without a right to sublicense, under the Licensed Technology to develop, use, import, offer for sale and sell Products in the Territory for use in treatment of the Indication.

       b. Covenant Not to Sue. Toray agrees that it will not assert nor cause to be asserted against UT any patent not included in the Patent Rights that is or might be infringed by reason of UT exercise of rights under the license granted to UT hereunder.

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

      c. Other Formulation. UT and Toray understand that the FDA orphan drug exclusivity of the Product for the Indication has no effect for Toray and Toray's licensee to develop, manufacture, use, import, offer for sale and sell the Other Product in the Territory. UT and Toray understand that all orphan drug exclusivity are only for the same molecule, the same delivery and the same pharmacokinetics (i.e., generic of the Product). In the event that Toray and Toray's licensee have any difficulties from the laws, the regulations or the guidelines in the Territory to develop, manufacture, use, import, offer for sale and sell the Other Product because of UT's orphan drug exclusivity of the Product, then UT shall cooperate with Toray to make possible for Toray and Toray's licensee to develop, manufacture, use, import, offer for sale and sell the Other Product in the Territory.

3. CONSIDERATION FOR THE GRANT.

      a. License Fees. In consideration for the exclusive license granted to UT under this Agreement, UT shall, on the effective date of this Agreement:

            (1). pay to Toray a non-refundable license fee of one million (1,000,000) Dollars in cash ; and

            (2). deliver to Toray within 30 days of signing of this Agreement a certificate representing two hundred thousand (200,000) shares of registered UT common stock; and

            (3). execute and deliver to Toray a Stock Option Grant issuing to Toray options to acquire five hundred thousand (500,000) shares of UT common stock at a purchase price equivalent to the averaged NASDAQ closing price during one calendar month ending on the date when Toray makes the first delivery to UT of the clinical trial materials with all reasonably required documentation concerned, exercisable by Toray at any time from the date Toray makes the first delivery to UT of the clinical trial materials with the documentation concerned until that date thirty (30) days after FDA approval of the Product.

      b. Milestone Payments. As further consideration for the exclusive license granted to UT under this Agreement, UT shall make the following payments upon completion of the following milestones:

            (1). UT shall pay to Toray a non-refundable milestone payment of [______________] Dollars in cash upon UT's written notice to Toray that it starts to proceed with its first Phase III Study corresponding to the pivotal study .

            (2). UT shall pay to Toray a non-refundable milestone payment of [______________] Dollars in cash upon UT's first filing of an NDA in the United States for the Product.

            (3). UT shall pay to Toray a non-refundable milestone payment of [______________] Dollars in cash upon the date of first FDA approval of the Product.

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

      c.    Purchase of Product.

            (1). UT shall purchase commercial Product according to United States current GMP solely from Toray during the term of this Agreement. UT shall neither manufacture Product nor purchase Product from a Third Party. Toray will be responsible for the manufacture and delivery to UT of the amount of United States cGMP Product that UT reasonably requires from time to time during the term of this Agreement.

            (2). Toray will supply commercial Product to UT at the prices which are inclusive of all costs and revenues, including but not limited to, costs of formulation, manufacture, bulk materials, as well as a royalty stream on Net Sales. The price of the Product shall be the sum of (1) and (2), in which (1) is "The Amount" per recommended daily dosage amount determined by using the following formula, and (2) is one (1.00) Dollar per recommended daily dosage amount:

                  (a) If Net Sales in each Sales Year within the Territory are below [______________] Dollars, then The Amount shall be the greater of either the amount per recommended daily dosage amount converted from [____] percent of Net Sales or [______________] Japanese Yen per recommended daily dosage amount.

                  (b) If Net Sales in each Sales Year within the Territory are between [______________] Dollars and [______________] Dollars, then The Amount shall be (i) the amount determined according to (a) above for the portion up to [______________] Dollars, plus (ii) the greater of either the amount per recommended daily dosage amount converted from [____] percent of the portion of over [______________] Dollars of the Net Sales or [______________] Japanese Yen per recommended daily dosage amount.

                  (c) If Net Sales in each Sales Year within the Territory are between [______________] Dollars and [______________] Dollars, then The Amount shall be (i) the amount determined according to (b) above for the portion up to [______________] Dollars, plus (ii) the greater of either the amount per recommended daily dosage amount converted from [____] percent of the portion of over [______________] Dollars of the Net Sales or [______________] Japanese Yen per recommended daily dosage amount.

                  (d) If Net Sales in each Sales Year within the Territory are over [______________] Dollars, then The Amount shall be (i) the amount determined according to (c) above for the portion up to [______________] Dollars, plus (ii) the greater of either the amount per recommended daily dosage amount converted from [____] percent of the portion of over [______________] Dollars of the Net Sales or [______________] Japanese Yen per recommended daily dosage amount.

            (3). In the event that the price to UT calculated in accordance with 3.c.(2) is higher than [____] percent of Net Sales, Toray agrees that the price shall be reduced to [____] percent of Net Sales of the Product by UT. Notwithstanding the above,

                  (a) in the case that the recommended daily dose amount is less than two hundred forty (240) microgram, the price of the Product designated in 3.c.(2) shall not go below

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


[______________] Japanese Yen per the recommended daily dose; and

                  (b) in the case that the recommended daily dose amount becomes more than two hundred forty (240) microgram, the price of the Product designated in 3.c.(2) shall not go below the amount in proportion to [______________] Japanese Yen per two hundred forty (240) microgram.

      Toray and UT shall consult with each other and decide provisional sales price of the Product sold to UT for the next Sales Year, and after the said Sales Year, adjust the amount already paid by UT on the basis of provisional sales price in the said Sales Year (hereinafter referred to as "Paid Price") by defining and paying or paying back the difference between the Paid Amount and the total amount calculated according to the above method for the Product sold to UT in the said Sales Year.

            (4). In the event that Toray determines, after consulting with UT beforehand, that the Product needs to utilize patent rights and know-how of any Third Party and is necessary to be formulated by such Third party, then

                  (a) as long as the price set forth in 3.c.(2) is lower than [____] percent of Net Sales, Toray shall have sole responsibility for Formulation Royalty and Cost; and

                  (b) if the price set forth in 3.c.(2) becomes [____] percent or more of Net Sales,

                        i) Toray shall have sole responsibility for Formulation Royalty and Cost, as long as Formulation Royalty and Cost is below [___] percent of Net Sales; and

                        ii) in the event that Formulation Royalty and Cost becomes more than [____] percent of Net Sales, both parties shall share the portion of Formulation Royalty and Cost exceeding [____] percent of Net Sales equally.

            (5). Notwithstanding any other provision of this Agreement, in the event that the price to UT calculated in accordance with 3.c.(2) and (3) is higher than [____] percent of Net Sales, then, in such event, both parties shall negotiate in good faith to find a fair and reasonable solution protecting both parties' interests, based on the situation, at the point of time, including the possibility of reducing the cost of Product by using another manufacturer.

            (6). In the event that UT determines, after discussion with Toray, that

                  (a) UT is required to pay royalties to any Third Party because the development, manufacture, use or sale of the Product infringes any patent or other intellectual property rights of such Third Party in the Territory; or

                  (b) the development, manufacture, use or sale of the Product in any country in the Territory no longer infringes a Valid Claim with respect to any Product and Third Party starts the sale of the same compound as Beraprost in chemical structure in the Territory; or

                  (c) a compulsory license has been granted to a Third Party under the applicable laws of any country in the Territory under the Licensed Technology licensed to UT hereunder and Third Party starts the sale of the same compound as Beraprost in chemical

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

structure in the Territory; or

                  (d) the price for the Product under this Paragraph (3)(c) causes or may cause UT a significant reduction in its sales of the Product in any country in the Territory;

then, in any such event, UT and Toray shall meet and in good faith endeavor to agree on how to deal with the situation in order to place UT in a position to market competitively the Product in such country.

            (7). Payment for the Product shall be made in Dollars by UT in accordance with the terms and conditions as designated by the mutual agreement of UT and Toray.

      d. Minimum Annual Product Net Sales. UT shall be responsible for achieving minimum annual Product Net Sales as determined in advance by mutual agreement of Toray and UT for the duration of this Agreement. Toray and UT agree that the minimum Net Sales amount for the first two Sales Years shall be [______________] Dollars and [______________] Dollars respectively. In the event that UT is unable to meet any minimum annual Net Sales amount as designated by the parties for a period of two (2) consecutive years, then Toray may convert the exclusive license granted under this Agreement to be non-exclusive, in which event UT shall thereafter share the Product marketing rights approved by the FDA with such Third Party designated by Toray.

      e. Non-Competition. UT shall not engage in the development of a sustained release orally available stable prostacyclin analog compound including oral pegylated UT-15 for the duration of this Agreement plus five (5) years thereafter. Notwithstanding the foregoing, in the event that sustained release TRK-100 (Beraprost Sodium) failure has been demonstrated in clinical trials, then the period of non-competition shall only extend for six (6) months after the date the failure was demonstrated. The Non-Competition obligation of this paragraph dose not prohibit UT from developing a sustained release formulation of UT-15 outside of the Territory.

4.    DEVELOPMENT AND COMMERCIALIZATION PROGRAM.

      a. UT shall be responsible for all costs and expenses for obtaining regulatory approval and commercializing Products for treatment of the Indication, including all costs of clinical trials. UT will solely and exclusively own all regulatory applications and approvals obtained by UT with respect to Products. UT will closely consult with Toray with regard to its participation in important clinical development meetings.

      b. UT and Toray shall establish a Management Committee, comprised of two (2) persons from UT and two (2) persons from Toray, which will meet at least once a year at each party's expense to coordinate the development and marketing of the Products under this Agreement, to determine the Product development schedule, and to take such other actions as required under this Agreement.

            (1). The initial Product development schedule, subject to revision by the

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

Management Committee, is as follows:

                  Action                  Date
                  ------                  ----
                  Orphan-IND (US)         [______________]
                  Phase II start          [______________]
                  Phase III start         [______________]
                  NDA filing              [______________]
                  FDA approval            [______________]

In the event that the Product development schedule falls more than six (6) months behind the above initial development schedule, then Toray may at its discretion terminate this Agreement without any additional penalty to UT.

The above schedule shall be extended same days as delayed in delivery to UT by Toray of adequate documentation of sustained release performance in humans and the cGMP Product supply from [______________] and [______________], respectively.

            (2). The initial quantity of the Product provided by Toray to UT free of charge for use in clinical studies, subject to revision by the Management Committee, is up to one hundred grams (100g). The Management Committee will decide from time to time the appropriate product sample requirements and the price on quantities exceeding one hundred grams (100g), to support UT's development and commercialization approval of the Product.

      c. Toray shall provide UT on a timely basis and without charge all information concerning the Product which is available to Toray and which is reasonably required by UT to fulfill its obligations under this Agreement, including but not limited to, information relating to preclinical and clinical research, safety, use, pharmacokinetics and efficacy, access through Toray to HMR European data and authority to use and submit such data to the FDA to the extent legally required, etc. In the event that UT uses information from other licensees of Toray, UT will be responsible for payment of reasonable compensation to such licensee through Toray.

      d. UT shall disclose to Toray on a timely basis and without charge all Product information (including but not limited to, clinical studies, ADR, GCP, preparation for registration, NDA filing, FDA approval, US market, PMS, safety issues) which UT acquires or will acquire during the term of this Agreement. UT agrees that Toray may use such information outside the Territory free of charge. In the event that Toray grants the right to use such information to a Third Party except Yamanouchi Parmaceutical Co.,LTD. and Kaken Parmaceutical Co.,LTD. outside the Territory or uses such information itself and grants the right to use such Information to a Third Party within the Territory, Toray will be responsible for payment of reasonable compensation to UT.

      e. Neither UT nor Toray shall appoint a Third Party to promote or distribute the Product under UT's marketing rights approved by the FDA, without the other's approval. Notwithstanding the foregoing, in the event that UT fails to achieve at least [______________] Dollars annual Net Sales of Product in each year in and after the third full

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Sales Year, then the Management Committee shall have the right, after full discussion, to appoint a promoting company. In the event that the Management Committee is unable to reach agreement on the identity of such Third Party promoting company, Toray shall have the right to appoint such company.

      f. In the event that UT desires to market and/or advertise the Product for off-label use, UT shall discuss with Toray such off-label use and get the approval of it from Toray in advance .

5.    RIGHTS OF FIRST REFUSAL.

      a. Toray agrees to enter into a separate negotiation with UT for the first refusal right to co-promote any other prostacyclin analog for the Indication when it is developed or marketed in the Territory.

      b. Toray agrees to enter into a separate negotiation with UT for the first refusal right to develop and sell the Product in other therapeutic areas than the Indication in the Territory.

      c. Toray agrees to enter into a separate negotiation with UT for the first opportunity to develop and sell the Product in Mexico once Toray's other licensee indicates that it does not want to commence development in Mexico.

      d. UT agrees to enter into a separate negotiation with Toray for the first refusal right to develop and sell in Japan up to two (2) compounds which UT is developing or will develop and which UT has the right to license or sublicense.

      e. UT shall agree that in case UT obtains any sustained release formulation technology (including, without limitation, intellectual property rights) which could be utilized for the development of TRK-100 (Beraprost Sodium) and if Toray desires, Toray shall have the right to use such technology for TRK-100 (Beraprost Sodium) or any prostacylin including UT-15 in Japan and Asia, compensating UT for its additional cost reasonably shared by Toray and UT without profit to UT.

6.    INTELLECTUAL PROPERTY.

      a. Patents. Toray will be responsible for taking all necessary action to maintain and/or extend the Patents Right in the Territory. UT will render reasonable assistance to Toray in this effort.

      b. Trademarks. UT will be responsible for selecting an enforceable trademark(s) for the Product acceptable to Toray and Toray will be responsible for registering and maintaining such registrations within all countries in the Territory. UT will market the Product using such trademark(s) to identify the Product within the Territory. Toray hereby grants to UT the exclusive right to use the trademark within the Territory during the term of this Agreement.

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7.    WARRANTIES.

      a. Toray represents and warrants to UT that: (1) Toray is the sole owner of the Licensed Technology and has the exclusive right and authority to use the Know-How and to license the Patent Rights and the Know-How; (2) as of the Effective Date, Toray is not aware of any action or threatened claim of infringement brought by a Third Party under any Third Party intellectual property right in respect of Toray's exploitation of the Licensed Technology;
(3) Toray will make available to UT all material technical information in its possession or of which it is aware that is pertinent to development and commercialization of the rights licensed under this Agreement and (4) Toray is an accredited investor as that term is defined under the U.S. federal securities laws and is acquiring the shares of UT common stock to be issued to it hereunder for investment purposes only.

      b. Toray and UT each represents and warrants to the other that: (1) it is free to enter into this Agreement and to carry out its obligations hereunder; (2) this Agreement constitutes its legal, valid and binding obligation; and (3) execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which it is a party or by which it is bound or the terms of any judicial or administrative decree or order to which it is subject.

8. INDEMNIFICATION. UT agrees to indemnify and hold Toray, its Affiliates, and its and their directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorney's fees and costs and other expenses of litigation) resulting from Third Party claims arising out of UT's clinical development of the Products, defectiveness of the Product PPI (Product Package
Insert: information to doctors, pharmacists and patients), and the use, storage or sales of the Product within the Territory.

9.    CONFIDENTIALITY.

      a. Treatment of Confidential Information. Except as otherwise provided in this Section 9.a, during the term of this Agreement and for a period of seven (7) years thereafter:

            (1). UT will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of Toray to UT under this Agreement; and

            (2). Toray will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of UT to Toray under this Agreement.

For purposes of this Agreement, all such information and data which a Party is obligated to retain in confidence shall be called "Information."

      b. Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a party may disclose Information to its Affiliates, licensees, consultants, outside contractors and clinical investigators on condition that such entities or

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

persons agree (1) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and (2) to use the Information only for such purposes as such party is entitled to use the Information. Each party or its Affiliates may disclose such Information to government or other regulatory authorities to the extent that such disclosure (a) is reasonably necessary to obtain patents or authorizations, to conduct clinical trials and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement, or (b) is otherwise required by applicable laws or regulations.

      c. Release from Restrictions. The obligation under Section 9.a. not to disclose Information shall not apply to any part of such Information that (1) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Section 9, the "Receiving Party") or its Affiliates or licensees in contravention of this Agreement, or (2) is disclosed to the Receiving Party or its Affiliates or licensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; or (3) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or licensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement; or (4) results from research and development by the Receiving party or its Affiliates or licensees independent of disclosures from the other party under this Agreement.

      d. Publications. No announcement, news release, public statement, publication or other public presentation relating to the existence of this Agreement, the subject matter herein, or either party's performance hereunder including any written or oral publication, any manuscript, abstract or the like which includes data or any other information generated and provided by the development effort hereunder, shall be made without the other party's prior approval as to form and content. An acceptable joint press release announcing the execution of this Agreement is required to be agreed by both Parties.

10.   TERM AND TERMINATION.

      a. Term and Expiration. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until that date ten (10) years after FDA approval of the Product. UT may extend the term of this Agreement by successive one-year period by giving written notice of each such extension to Toray no later than two-hundred ten (210) days prior to the end of the term set forth in the previous sentence or the end of each extension one-year period with written consent of Toray, which shall not be withheld without reasonable reason.

      b.    Termination.

            (1). Product Development Delay. In the event that the Product development schedule falls six (6) months or more behind the schedule initially determined under Section 4.b.1 by the Management Committee without a reasonable justification, then Toray may terminate this Agreement as provided in Section 4.b.1.

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

            (2). Infringement. UT may terminate this Agreement if a court of competent jurisdiction from which no further appeal can be taken has entered a final order indicating that the Licensed Technology infringes the rights of a Third Party.

            (3). Default. If a party materially defaults in its performance of any of its material obligations under this Agreement, and such default is not cured within sixty (60) days of written notice of such default by the other party, this Agreement may be terminated at the end of such 60-day period by the party not in default by written notice of termination to the defaulting party, such written notice to be given not later than seventy-five (75) days after the first written notice. Termination under this provision does not limit any remedies for breach.

            (4). Bankruptcy. In the event of the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a party's debts which are not dismissed within sixty (60) days, or upon a party's making an assignment for the benefit of creditors, or upon a party's dissolution or ceasing to do business, the other party may terminate this Agreement upon written notice.

            (5). Mergers and Acquisitions. ("M&A"). If M&A is anticipated, in which UT merges a Third Party company or is merged by a Third Party company, or acquires more than fifty percent (50 %) of the shares of a Third Party company or more than fifty percent (50%) of the shares of UT is acquired by a Third Party ("M&A"), and if such M&A is anticipated to affect badly the development and marketing of the Product, then UT agrees that, in order to minimize the inconvenience of Toray caused by such M&A, UT shall promptly inform Toray thereof and in good faith endeavor to agree with Toray about how to continue the development and marketing of the Product. If UT and Toray can not reach an agreement about how to continue the development and marketing of the Product according to this Agreement, then Toray has a right to terminate this Agreement. For the purposes of this Section 10.b.5, "to affect badly the development and marketing of the Product" means "to result in UT actually missing a milestone date in this Agreement, or failing to achieve a minimum Net Sales specified in this Agreement". Furthermore, if the M&A is reasonably expected to result in access to any Information defined in Section 9 by a Third Party with very competitive products or pipelines to the Product, then, prior to the M&A, UT shall reach agreement with Toray on how to prevent such access to any Information. No such M&A shall be completed until reasonable measures are in place to prevent access to Information as a result of any M&A by any Third Party with very competitive products or pipelines to the Product.

            (6). Product Price. Both parties may terminate this Agreement, in the event that: (i) the Product price to UT calculated in accordance with Sections 3.c.(2) and (3) is higher than [____] percent of Net Sales, and (ii) both parties agree to terminate this Agreement in the negotiation set forth in 3.c.(5).

      c. Upon the termination of this Agreement pursuant to 10.b.(6) above, the non- competition restriction in 3(e) shall only restrict UT for one year after the date of such termination, and UT shall

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

            (1). return to Toray all copies of information which Toray provided UT under this Agreement;

            (2). if Toray desires, provide Toray with all the scientific and technical information, whether preclinical or clinical, generated by UT under development of Product which UT has the right to disclose with payment of reasonable compensation from Toray; and

            (3). if Toray desires, agree that UT shall transfer the rights and approval from the FDA related to Product including NDA or Marketing Authorization from UT to Toray's affiliates or the third party designated by Toray in order to sell Product in Territory with payment of reasonable compensation from Toray.

      d. Continuing Obligations. Upon expiration or termination of this Agreement with respect to all countries within the Territory, the rights and obligations of the parties shall cease, except as follows:

            (1). the rights and obligations of the Parties under Section 8 shall survive termination or expiration;

            (2). upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Section 9 shall survive for the period provided therein; and

            (3). expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

      e. Outstanding Inventory. Only upon termination of this Agreement caused by the reason not attributable to UT, UT shall have the right and option to sell any completed inventory of Product, as if licensed under this Agreement, which remains on hand as of the date of the termination, so long as UT pays to Toray as required under this Agreement

11.   GENERAL.

      a. Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written relating to the subject matter of this Agreement.

      b. Assignment. This Agreement is personal to UT and neither this Agreement nor any particular rights or obligations under this Agreement may be assigned or otherwise transferred by UT without the prior written consent of Toray. Any purported assignment in violation of the preceding sentence shall be void and shall constitute a material default of this Agreement.

      c. Force Majeure. A party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or

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performing any term of this Agreement when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

      d. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if personally delivered or mailed by first class certified or registered mail, postage prepaid, hand delivered, or sent by telecopy or by reputable overnight courier service which requires signature upon delivery. Notices sent by U.S. mail shall be deemed delivered three (3) days after deposit with postal authorities or upon confirmed delivery if personally delivered, sent by confirmed fax or courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

      For UT:     United Therapeutics Corporation
                  68 T.W. Alexander Drive
                  PO Box 14186
                  Research Triangle Park, NC 27709, USA
                  Attention: Dr. Roger Jeffs, Ph.D.
                  Fax Number: 1-919-485-8352

      For Toray:  Toray Industries, Inc.
                  2-1, Nihonbashi-Muromachi 2-chome,
                  Chou-ku, Tokyo 103-8666, JAPAN
                  Attention:  Dr. Masanobu Naruto, Ph.D.
                  General Manager of Pharmaceuticals Planning Department. Fax Number: 81-3-3245-5421

      e. Amendment and Waiver. This Agreement may be modified, amended and supplemented only by written agreement signed by the parties. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party shall not operate or be construed to be a waiver of any subsequent breach or violation of the same or any other provision of this Agreement.

      f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of New York which are wholly executed and performed in New York, except that questions affecting the validity, construction and effect of any patent shall be determined by the laws of the country in which the patent was granted.

      g. Arbitration. All claims, controversies, disputes or differences arising between Toray and UT in connection with, arising from, or with respect to this Agreement, which shall not be resolved within thirty (30) days after either party notify the other in writing of such claim,

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

controversy, dispute or difference, shall be submitted for arbitration to the American Arbitration Association on demand of Toray and shall be submitted for arbitration to the Japan Commercial Arbitration Association on demand of UT. Such arbitration proceedings shall be conducted in Washington D.C., USA in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association if initiated by Toray and shall be conducted in Tokyo, Japan in accordance with the then current Commercial Arbitration Rules of the Japan Commercial Arbitration Association if initiated by UT. The award and decision of the arbitrator(s) shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered into any court of general jurisdiction. This Agreement to arbitrate shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

      h. Partial Invalidity. If any provision of this Agreement is found to be invalid, illegal, or otherwise unenforceable, then the remaining provisions shall nevertheless remain in full force and effect and shall not be affected by the modification of striking of the involved or unenforceable provision. The parties agree to renegotiate in good faith any term held invalid and be bound by the mutually agreed substitute provision.

      i. Independent Contractors. The relationship between Toray and UT is that of independent contractors. Neither party has any actual or apparent authority, express or implied, to act on behalf of the other party or to bind the other party to any obligations. Neither party shall be deemed to be an agent or servant of the other party or a partner or venturer with the other party.

      IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first above written.

TORAY INDUSTRIES, INC.                  UNITED THERAPEUTICS CORPORATION

 /s/ Kiyoteru Wakasugi                   /s/ Martine Rothblatt
--------------------------------         ---------------------------------
By:   Kiyoteru Wakasugi                 By:   Martine Rothblatt
      Managing Director of the Board          Chief Executive Officer

Date:       June 29, 2000               Date:       June 28, 2000


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